Daniel Oliver Jr.

713 Silvermine Road

New Canaan, Connecticut 06840

May 8, 2025

Rise Gold Corp.

333 Crown Point Circle, Suite 215

Grass Valley, California 95945

Re:	Amended and Restated Warrant Standstill Agreement

To:	Rise Gold Corp. (the “Company”)

In connection with the issuance by the Company on this date of an additional 304,800 common stock purchase warrants to the undersigned, this letter confirms the understanding and agreement of the undersigned and the Company regarding the following matters (this “Agreement”):

1.	While this Agreement remains in effect, the undersigned will not exercise and the Company will not facilitate the exercise of (a) any of the warrants received by the undersigned from the Company on this date, or (b) any of the other warrants of the Company held by the undersigned as of this date, including, for greater clarity, the following warrants (collectively, the “Warrants”):

Certificate Number    Number of Warrants    Expiry Date    Current Exercise Price

 250508-W14              304,800                       5-8-25             US$0.15

 240912-DW09.02       340,000                       9-12-28           US$0.115

240429-W02.05B       210,526                       4-29-27           US$0.158

240429-W02.07          90,000                        4-29-27           US$0.158

2.	This Agreement will terminate and no longer be in effect upon the first to occur of (a) the date falling 61 days after the date on which the undersigned gives written notice of termination of the Agreement to the Company by an email transmitted to an officer of the Company, and (b) the date on which all of the Warrants have expired.

3.	This Agreement may be signed in counterparts, and delivery of copies of this Agreement with facsimile signatures will be sufficient to create a valid contract.

If the Company agrees with the foregoing terms and conditions, please indicate its acceptance of this amended and restated Agreement by executing a copy of this letter below and delivering the same to the undersigned.

Yours very truly,

_______________________________________

Daniel Oliver Jr.

This amended and restated Agreement is hereby accepted as of May 8, 2025.

RISE GOLD CORP.
Per:
Joseph Mullin
President and Chief Executive Officer